EXHIBIT 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
1. I understand that by signing this Separation Agreement and General Release (“Agreement”), I will be provided with certain severance benefits, as described in the California Resources Corporation Notice and Severance Pay Plan, that are available only to those employees who sign this Agreement. I further understand that I have at least forty-five (45) days to consider whether to sign this agreement; provided, however, that I must sign and return this Agreement by September 28, 2020, or I will not be eligible to receive any of these benefits.
2. In consideration for receiving the special severance benefits package offered to me, I absolutely and forever release and discharge California Resources Corporation (“Company”) and its past and present subsidiaries and affiliated corporations, partners, and each of their shareholders, officers, directors, employees, agents, representatives, insurance carriers, benefit plans, fiduciaries and attorneys, or any other related parties (collectively "Released Parties"), with respect to and from any claims, demands, damages, losses, liabilities, debts, judgments, obligations, accounts, causes of action or claims for attorneys’ fees that I have, or anyone claiming for me might have, or claim to have, for any reason whatsoever from the beginning of the world through the date of my signing this agreement. These claims include, but are not limited to, any act or omission relating to or arising out of my employment, or the termination of my employment, benefits or other terms of employment, under any employment agreement, employment law or any California, Texas, or other state, municipal, or Federal constitution, statute, regulation or ordinance, order or common law, including without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866, as amended; the Equal Pay Act, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; United States Executive Orders 11246 and 11375; the Texas Commission Human Rights Act (TCHRA); California Government Code Section 12900 et seq.; the UNRUH Civil Rights Act, as amended; California Civil Code Section 51 et seq.; the Regulations of the Office of Federal Contract Compliance Program, as amended; the Rehabilitation Act of 1973, as amended; the Worker Adjustment Retraining and Notification Act; any claims based on misrepresentation, fraud, an accounting, wrongful or constructive discharge, breach of privacy, retaliation, breach of covenant of good faith and fair dealing, violation of public policy, defamation, negligent or intentional infliction of emotional distress, discrimination on any basis prohibited by statute, common law, ordinance or public policy, loss of consortium, negligence, interference with business opportunity or with contracts, breach of fiduciary duty, unfair insurance practices or any other federal, state or local civil rights, employee benefit, labor contract, tort, or common law arising out of or related to any act or omission occurring before this Agreement is executed. I further understand that I am waiving only those claims that I have or believe I might have as of the date I sign this Agreement, and not any claims that might arise in the future.
3. This Agreement does not waive my right to receive benefits that are already vested in my favor under the terms of any of the Released Parties benefit plans. Similarly, this Agreement does not waive claims I could make, if available, for unemployment compensation or worker’s compensation benefits, and this Agreement does not release any claims the law does not permit me to release. I understand that I do not waive my right to file a charge with a government administrative agency (“agency”) enforcing the civil rights laws, the National Labor Relations Board, or any other state or federal agency, or to participate in any investigation or proceeding conducted by such agency, nor shall any provision in this Agreement adversely affect my right to engage in such conduct. However, I waive my right to obtain any monetary relief or other recovery, including without limitation reinstatement, as a result of or with regard to the matters alleged in the charge or to collect any monies or compensation as a result of filing or participating in such a charge or complaint.
I acknowledge that California Resources Corporation has agreed to pay me: (i) any base salary and bonus that had accrued but had not been paid (including accrued but unpaid vacation time) on and before my last day of employment, (ii) any award under the California Resources Corporation Quarterly Incentive Plan that will become payable according to its terms and conditions, (iii) any employee reimbursement due to me pursuant to company policy, (iv) subject to any restrictions imposed by title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., benefits under the California Resources Corporation Notice and Severance Pay Plan. I further acknowledge that upon payment of the amounts described in the previous sentence, I shall have received all leaves (paid or unpaid), compensation, wages, bonuses, long-term incentive awards, commissions, and/or benefits to which I have been entitled, and no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due me as a result of the services I have performed for any of the Released Parties through the date of my signature on this Agreement. I further agree that upon payment of the amounts described above, none of the Released Parties shall owe me any wages, commissions, bonuses, long-term incentive awards, sick pay, disability leave pay, family leave pay, severance pay, vacation pay, paid time off, or any other compensation, benefit, payment or remuneration of any kind or nature, except for vested benefits under any ERISA plan to which I may be entitled.
I further acknowledge and agree that my termination of employment with the Company is not a result of, or is in any way related to, any disagreement or difference of opinion between me and any of the Released Parties with respect to the Company’s internal controls, financial statements, audit scope limitations, audit reports, management representations or otherwise connected in any way with the Company’s financial controls or audit procedures. Following my termination of employment with the Company, I agree that I will remain reasonably available to provide services to the Company in matters reasonably requested by the Released Parties for two months (“Transition Period”), provided that the Transition Period may be terminated by either party prior to its scheduled completion date. During the Transition Period, I will not be an employee of the Company or any of its past or present parent, affiliate or subsidiary corporations and I will not be entitled to any compensation or benefits provided to employees of the Company or any of its past or present parent, affiliate or subsidiary corporations. I agree that I will receive a fee of $30,000 per month, prorated for any partial months, for such services during the Transition Period (“Fees”), and that I do not waive any right to the Fees by signing this Agreement. I acknowledge that I will be responsible for the payment of all taxes imposed on me with respect to the Fees. For the avoidance of doubt, nothing in this Agreement shall be deemed to constitute a partnership or joint venture between the Company and me, nor shall anything in this Agreement be deemed to give me the authority to act as the agent of the Company.

3. As part of the general release of claims under this Agreement, I expressly waive all of my rights under Section 1542 of the California Civil Code or any comparable applicable law in any jurisdiction. Section 1542 of the California Civil Code states:
"A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him must have materially affected his or her settlement with the debtor or released party."
I understand and agree that I may hereafter discover claims or facts in addition to or different from those which I now know or believe to be true with respect to the subject matters of this Agreement, but that it is nevertheless my intention by signing this Agreement to fully, finally and forever release any and all claims whether now known or unknown, suspected or unsuspected, which now exist, may exist, or previously have existed as set forth above.
4. ADEA Release
I acknowledge and agree that this Agreement includes a waiver and release of all claims which I have or may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement.
The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which I sign this Agreement. I have been advised in writing to consult with an attorney prior to signing this Agreement. I further acknowledge that I have been given at least forty-five (45) days to think about signing this Agreement, and that I may voluntarily choose to execute the Agreement before the end of the forty-five (45) day period. I also understand that I will have seven (7) days after I sign this Agreement during which I may revoke my signature and cancel the Agreement for any reason, and this Agreement shall not become effective or enforceable until after this revocation period has expired. I hereby acknowledge and agree that I am knowingly and voluntarily waiving and releasing my rights and claims only in exchange for consideration (something of value) in addition to anything of value to which I am already entitled.
5. Should any part of this Agreement, with the exception of the releases and related provision embodied in Paragraphs 2, 3, 4 and 8 be declared or determined by any Court or other tribunal of appropriate jurisdiction to be invalid or unenforceable, any such invalid or unenforceable part, term or provision shall be stricken and severed from this Agreement and all other terms of the Agreement shall remain in full force and effect to the fullest extent permitted by law. The releases and related provisions embodied in Paragraphs 2, 3 and 4 are the essence of this Agreement and should any of the paragraphs be deemed invalid or unenforceable, this Agreement shall be null and void.
6. To the fullest extent permitted by law, I agree not to disparage, criticize or otherwise speak of any of the Released Parties in an unflattering way. Subject to compliance with applicable laws and regulatory requirements, Company will instruct its senior executive officers not to disparage, criticize or otherwise speak of me in an unflattering way. I understand and acknowledge that nothing herein will prevent me from responding accurately and fully to any question, inquiry or request for information when required by legal process; provided, however, that I will provide the Company with reasonable prior written notice before responding to such a question, inquiry or request, unless such notice to Company is prohibited under applicable law.
7. I agree that I will return to California Resources Corporation any and all property and documents which I may have in my possession, custody or control, except as otherwise agreed to by the Company, and I agree that I will continue to comply after my last day of employment with any existing agreement with or for the benefit of the Released Parties regarding confidential, proprietary or non-public information, including trade secrets and patents. Additionally, except as required by law, I agree that I am prohibited from disclosing or communicating any confidential knowledge, information, data, assessments or opinions that were acquired as part of my employment with any of the Released Parties (including Occidental Petroleum Corporation and its affiliates) to any third parties, including, without limitation any information that could lead to new mineral and lease land acquisitions, exploration farmins and farmouts, acquisitions of undeveloped fields and producing assets. I agree that I am required to maintain strictly confidential all such confidential and non-public knowledge and information including, but not limited to:
(a) Any confidential or proprietary information or knowledge that could be used by a third party to evaluate or acquire an oil and gas asset in California.
(b) All confidential subsurface and petrotechnical workflows, concepts, ideas and models related to the Company.
(c) All confidential knowledge acquired from access to Company’s well and seismic data and interpretation, including opinions formed based upon access to that data as well as opinions expressed by Company’s employees and contractors.
(d) All confidential knowledge acquired from access to Company’s active exploration and development drilling operations, including, without limitation, well results, drilling and completion techniques, and proprietary technology.
(e) All confidential knowledge acquired and opinions from the Company formed in relation to the generation, identification, assessment and evaluation of exploration new ventures and business development opportunities.
(f) All confidential knowledge or information regarding the Company’s current land ownership, intent to acquire new leases, quitclaim or terminate existing leases either historically or in the future.
(g) All confidential strategy and portfolio information with respect to Company’s exploration assets, activities and plans.
Notwithstanding anything to the contrary in this Agreement or otherwise, nothing will limit my rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by a governmental entity.
8. I agree that for one year following my last day of employment, I will not, directly or indirectly (including through another entity), use confidential, proprietary or trade secret information to induce or attempt to induce any employee of the Company or its subsidiaries to leave the employment of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or its subsidiaries and any employee thereof or hire any person who was an employee of the Company or its subsidiaries within 180 days prior to the date of hire.
9. I acknowledge and agree that if I materially breach the provisions embodied in Paragraphs 6, 7 or 8 of this Agreement, Company will have the right to recoup from me all payments and benefits (or the value thereof as determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion) provided to me under the California Resources Corporation Notice and Severance Pay Plan and any obligation of Company to make or provide any payments or benefits under this plan will cease.
10. My failure or the failure of the Released Parties to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
11. Nothing in this Agreement constitutes an admission by the Released Parties as to the violation of any law, or breach of any duty, contract or agreement, express or implied.
12. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law rules or principles thereof.
13. This Agreement shall be binding upon my heirs, executors, and assigns.
14. I agree that, except for (a) existing confidentiality, trade secret and patent obligations owed by me to California Resources Corporation and/or its past or present parent, affiliate or subsidiary corporations, which obligations of mine shall remain in full force and effect, and (b) prior releases I have executed in favor of any or all of the Released Parties, which releases by me shall remain in full force and effect and may be enforced by the Released Parties in addition to the releases I have made in this Agreement, this Agreement is the entire agreement between California Resources Corporation and me and supersedes all prior and contemporaneous negotiations, representations, understandings or agreements (whether oral or written) between California Resources Corporation and/or its past or present parent, affiliate or subsidiary corporations and me. Once this Agreement becomes effective, its terms can only be altered, revoked or rescinded with the express written agreement of the parties.
15. California Resources Corporation has advised me to consult with an attorney and/or any other advisors of my choice before signing this Agreement. I understand that this Agreement is legally binding and by signing it I give up certain rights.
16. I understand that this Agreement does not waive any rights or claims that may arise after this Agreement is signed.

17. I have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it.

/s/ Marshall D. Smith	August 18, 2020
Signature	Date
CALIFORNIA RESOURCES CORPORATION

By:	/s/ Dan Watts	August 18, 2020

Its	Vice President - Compensation and Benefits	Date

ELECTION TO EXECUTE EARLY
I,   Marshall D. Smith                                       , understand that I have at least forty-five (45) days to consider and execute this Agreement. After careful consideration and/or consultation with counsel, however, I have freely and voluntarily elected to execute the Agreement before expiration of the forty-five (45) day period.

/s/ Marshall D. Smith	August 18, 2020
Signature	Date